Exhibit 99.1

Cortland Bancorp Raises Quarterly Cash Dividend to $0.05 Per Share

CORTLAND, Ohio – April 30, 2014 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors increased its quarterly cash dividend 67% to $0.05 per share, from $0.03 per share, providing a current yield of 1.78% at current market prices. The dividend will be payable on May 28, 2014, to shareholders of record as of the close of business on May 12, 2014.

“The increase in our quarterly cash dividend reflects our commitment to return value to our shareholders, and demonstrates the strength of our core banking franchise and the performance of our team members,” said James Gasior, President and Chief Executive Officer.

Cortland Bancorp today reported earnings increased 61% to $1.33 million, or $0.29 per share, compared to $830,000, or $0.18 per share, for the first quarter of 2013. Earnings results for the quarter were highlighted by an expanded net interest margin, continuation of stellar asset quality trends and improvement in the efficiency ratio.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through twelve full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, and Ashtabula in Northeastern Ohio. For additional information about Cortland Banks visit http://www.cortland-banks.com.